Exhibit 99.1

eMerge Interactive Announces Agreement With

ADM Alliance Nutrition, Inc.

•	eMerge selected by ADM Alliance Nutrition, Inc. as Cattle Data Solutions Provider
•	eMerge Expects to Install Over 100 CattleLog Systems at ANI Customer Locations

SEBASTIAN, Fla., Jan. 22 — eMerge Interactive, Inc. (Nasdaq: EMRG), a technology company providing VerifEYE(TM) food-safety systems, individual-animal tracking and animal information solutions to the beef industry, today announced that ADM Alliance Nutrition (ANI), a wholly owned subsidiary of Archer Daniels Midland (ADM), has selected eMerge’s CattleLog individual-animal data collection and reporting system to manage their electronic data collection and analysis and information exchange efforts. ANI, a leading supplier of livestock feeds, will offer eMerge’s CattleLog program to cattle producers who purchase ANI’s feed and feed supplements.

“ANI is committed to remaining at the forefront of technological advancements in agriculture to help our customers,” stated Bruce Crutcher, Beef Business Manager for ANI. “We selected eMerge’s CattleLog program so we may provide our customers with the most advanced livestock information tools available. We expect this program to provide our customers with a higher level of service from ANI and add value to their overall beef production program.”

Under the terms of the agreement with ANI, the CattleLog program will be available to ANI customers through ANI distribution channels throughout North America. In conjunction with CattleLog Reports, CattleLog Pro and eDS will provide comprehensive performance monitoring of cattle enrolled by ANI customers. eMerge expects to install over 100 CattleLog systems at ANI’s alliance and feed customers over the next 12 months. Additional terms were not disclosed.

“This ANI agreement, together with CattleLog’s recent designation as a Process Verified Program by the USDA, is the latest in a series of significant milestones for eMerge,” stated David C. Warren, President and Chief Executive Officer for eMerge Interactive. “ANI is a leader in the agricultural marketplace and we are pleased to partner with them. In light of ANI’s firm commitment to technology, we are especially proud they have decided to add our advanced information technology to their existing services.”

About eMerge Interactive

eMerge Interactive, Inc. is a technology company providing individual- animal tracking, food-safety and animal information solutions to the beef production industry. The Company’s individual animal-tracking technologies include CattleLog(TM), an exclusive USDA Process Verified Program providing data-collection and reporting that enables beef-verification and branding. The Company’s food-safety technologies include VerifEYE(TM), a meat-inspection system that was developed and patented by scientists at Iowa State University and the Agricultural Research Service of the USDA for which eMerge Interactive holds exclusive rights to its commercialization.

About ADM Alliance Nutrition

ADM Alliance Nutrition, a wholly owned subsidiary of Archer Daniels Midland (NYSE: ADM), is headquartered in Quincy, IL. Alliance Nutrition is the third largest feed manufacturer with production locations throughout the United States. Alliance Nutrition offers a very diverse yet complete lineup of roducts that are marketed through both direct and dealer channels of distribution. Alliance Nutrition’s tagline “Proven Performance From Innovative Nutrition(SM)” sets the stage for research-driven product innovations by combining feed ingredients and animal nutrition research with new applications of feed manufacturing technology. Examples of Alliance Nutrition research driven advancements include OptiCor(R) Minerals, IGR Minerals(R), Roughage Buster(R), Mintrate(R) Blocks and Tubs, H.F.R.S.(R), Frostcoats(R), ShowTec(R), Prosponse(R), Enertia(TM) PFA, NutriPass(TM) -M, and MOORGLO(R) branded products.

For additional information regarding this press release contact:

Juris Pagrabs, eMerge’s CFO, at 772-581-9741;

Tim Niedecken, eMerge’s Director of Information Products, at 817-732-6536;

Bruce Crutcher, ADM Alliance Nutrition’s Beef Business Manager at 217-231-2325